Exhibit 10.2

2005 DEFERRED COMPENSATION PLAN
FOR DIRECTORS OF
MONEYGRAM INTERNATIONAL, INC.

As Amended and Restated on April 12, 2010
But Effective April 1, 2010

1. Introduction. The purposes of the Deferred Compensation Plan for Directors (the “Plan”) were to (i) provide a method for non-employee directors (“Directors”) of MoneyGram International, Inc. (“MoneyGram”) to voluntarily defer payment of all or a part of their cash compensation, as fixed from time to time by the Board of Directors of MoneyGram (the “Board”); and (ii) provide that a portion of each Director’s annual retainer fee was automatically deferred in phantom stock units. Effective for Plan Periods beginning on or after January 1, 2009, voluntary deferrals and stock unit retainer deferrals were permanently discontinued. In addition, directors who join the Board on or after March 24, 2008 are not eligible to participate in this Plan. Deferrals made prior to 2009 remain in the Plan until such amounts become distributable in accordance with the Director’s deferral election. Until April 1, 2010, Participating Directors continued to have the opportunity to invest their voluntary cash deferrals in phantom stock units which represent the value of MoneyGram Common Stock (“Common Stock”). Effective April 1, 2010, the Plan is terminated pursuant to the terms of this document. Furthermore, effective April 1, 2010, the value of the stock units credited to each Director’s Stock Unit Retainer Account and Voluntary Deferral Account shall be converted to the cash value of such stock units based on the per share closing price of the Common Stock on the New York Stock Exchange on April 1, 2010 as reported in the consolidated transaction reporting system. Thereafter, such Accounts shall be increased (or decreased) for earnings, gains or losses based on one or more investment options in which such accounts are deemed invested in accordance with Section 8 of the Plan.

1.1. Voluntary Deferral Elections. Effective for Plan Periods beginning on and after January 1, 2009, voluntary deferrals of cash retainers, cash meeting fees, including committee meeting fees and any other cash compensation (collectively, “Director Fees”) under this Plan were permanently discontinued.

1.2. Stock Unit Retainer. Beginning with the 2007 Plan Period, a portion of each Director’s annual retainer fee was automatically deferred in phantom stock units (“Stock Unit Retainer”) in accordance with Sections 7 and 8 below. In order to comply with a blackout trading restriction in effect in February, 2008 that prevented Directors from acquiring phantom stock units, the Stock Unit Retainer for the 2008 Plan Period that would have been credited to Directors’ Stock Unit Retainer Accounts in February, 2008 was not credited to the Plan. Thereafter, in connection with MoneyGram’s recapitalization, effective March 24, 2008, seven members of the Board resigned. The Board thereafter determined that a pro-rata portion (i.e., one fourth) of the Stock Unit Retainer would be credited in cash (as opposed to phantom stock units) to the Voluntary Deferral Accounts of the Directors who were in office in February. With respect to each of the three Directors who did not resign in connection with the recapitalization, an additional one fourth of the 2008 Stock Unit Retainer was credited in cash to the Director’s Voluntary Deferral Account on each of the three remaining quarterly meeting dates in 2008 (if such Director was then with the Board). Effective for Plan Periods beginning on and after January 1, 2009, Stock Unit Retainers were permanently discontinued.

2. History.

2.1. Establishment of Plan. On August 19, 2004 but effective June 30, 2004, MoneyGram established a deferred compensation plan for its non-employee Directors that was maintained under a document entitled “Deferred Compensation Plan for Directors of MoneyGram International, Inc., as Amended August 19, 2004” (the “Prior Plan”). By action of the Board taken on December 17, 2004, deferrals made for taxable years beginning on or after January 1, 2005 were permanently discontinued under the Prior Plan and were instead continued under this Plan, the terms of which are intended to comply with the deferred compensation provisions under Section 409A of the Internal Revenue Code (the “Code”). (Deferrals made under the Prior Plan with respect to the 2004 taxable year shall continue to be invested and distributed pursuant to the terms of the Prior Plan.)

2.2. Amendments. This Plan was amended and restated on November 17, 2005 to permit Directors to defer grants of Common Stock on or after January 1, 2006. As of February 15, 2007, MoneyGram determined to discontinue grants of Common Stock and options for Common Stock to its Directors and to replace such grants with phantom stock units. Thus, as of February 15, 2007, the Plan was further amended and restated to (i) remove all provisions relating to voluntary Common Stock deferrals; (ii) add provisions governing the terms of each Director’s annual retainer awarded as a Stock Unit Retainer under this Plan; and (iii) effective January 1, 2008, permit Directors to receive hardship withdrawals from the Plan (with respect to deferrals made under the Plan both before and on or after February 15, 2007, in accordance with transition rules permitting amendments to change payment provisions under Section 409A of the Code). As of December 28, 2007, the Board of Directors further amended and restated the Plan to make additional modifications required by final Treasury regulations issued under Section 409A of the Code. Effective March 24, 2008, the Plan was further amended to (i) preclude Directors who joined the Board on or after March 24, 2008 from participating in the Plan; and (ii) to permanently discontinue Voluntary Deferrals and Stock Retainer Deferrals to the Plan. Effective April 1, 2010, the Plan is amended and terminated as provided herein.

3. Effective Date. The “effective date” as used throughout the Plan document is April 1, 2010 (the effective date of this restatement). The original effective date of the Plan is January 1, 2005.

4. Eligibility. Directors who are not also officers or other employees of MoneyGram or any of its subsidiaries were eligible (“Eligible Directors”) to become participants in this Plan (“Participants”).

5. Plan Periods, Valuation Dates and Fair Market Value. Each plan period shall commence on January 1 and end on December 31 (a “Plan Period”). Each quarterly valuation date shall be the last business day of each calendar quarter of the Plan Period (a “Valuation Date”).

6. Administration. This Plan shall be administered by the Human Resources and Nominating Committee of the Board (the “Committee”).

7. Deferral and Payment Elections.

7.1. Voluntary Deferral Elections. An Eligible Director may not elect to make a voluntary election (“Deferral Election”) to defer payment of Directors Fees for Plan Periods beginning on and after January 1, 2009.

7.2. Stock Unit Retainers. Stock Unit Retainers awarded for services performed during Plan Periods beginning on and after January 1, 2009 shall be permanently discontinued.

8. Credits to Accounts. Prior to April 1, 2010, Director Fees deferred hereunder pursuant to a Deferral Election were credited to the Participant’s account (“Voluntary Deferral Account”) in the form of cash, in the form of stock units, or in a combination of cash and stock units pursuant to the percentage of the form of deferral specified by the Participant in the Deferral Election. Stock Unit Retainers automatically deferred hereunder were credited to the Participant’s Account (“Stock Unit Retainer Account”) in the form of stock units. Together, both accounts are referred to as the “Account”. Effective April 1, 2010, the value of the stock units credited to each Director’s Account shall be converted to the cash value of such stock units based on the per share closing price of the Common Stock on the New York Stock Exchange on April 1, 2010 as reported in the consolidated transaction reporting system. Thereafter, such Accounts shall be increased (or decreased) for earnings, gains or losses based on one or more investment options in which such accounts are deemed invested in accordance with this Section 8 of the Plan.

Notional earnings, gains, or losses on the unpaid balance of the Accounts, if any, will be credited as soon as administratively practicable (but in no event more than ninety (90) days) following each quarterly Valuation Date based upon one or more alternative investment options in which the Accounts may be deemed invested by the Committee. After distribution of an Account commences pursuant to Section 9, earnings, gains, or losses shall accrue on the unpaid balance thereof in the same manner until the entire balance of the Account has been paid. The Committee may designate from time to time one or more alternative investment options in which the Accounts may be deemed invested. Such deemed investment options may include any investment which the Committee deems appropriate, including, but not limited to, fixed interest credits, notional mutual fund(s), an investment index or no investment adjustment at all.

9. Distributions of Accounts.

9.1. Voluntary Deferral Accounts.

(a) Lump Sum or Installments. Upon a Participant’s separation from service, his or her Voluntary Deferral Account shall be distributed in either: (i) a lump sum; (ii) in ten (10) annual installments; or (iii) in five (5) annual installments, as specified by the Participant on the Deferral Election made for each Plan Period pursuant to Section 7.1. The first installment (or the lump sum distribution) shall be made as soon as administratively practicable (but in no event more than ninety (90) days) following the Valuation Date coincident with or next following the date on which the Participant separates from service. Any subsequent installments shall be paid as soon as administratively practicable (but in no event more than ninety (90) days) following each succeeding annual anniversary of such Valuation Date until the entire amount credited to the Voluntary Deferral Account is distributed. If the Participant dies before receiving the entire balance of his or her Voluntary Deferral Account, then a distribution shall be made in a lump sum to any beneficiary or beneficiaries Designated by the Participant in accordance with Section 9.3 below. If a Participant does not elect the form of distribution in connection with the Participant’s commencement of participation in the Plan, the Participant shall be deemed to have elected to receive the distribution in a lump sum.

(b) Distributions To Be Made in Cash. MoneyGram shall distribute a sum in cash to each Participant in a lump sum or installments as specified by the Participant on the Deferral Election made pursuant to Section 7.1.

9.2. Stock Unit Retainer Accounts.

(a) Lump Sum or Installments. Upon a Participant’s separation from service, his or her Stock Unit Retainer Account shall be distributed in either: (i) a lump sum; (ii) in ten (10) annual installments; or (iii) in five (5) annual installments, as specified by the Participant on the Stock Unit Retainer Payment Election made for each Plan Period pursuant to Section 7.2. The first installment (or the lump sum distribution) shall be made as soon as administratively practicable (but in no event more than ninety (90) days) following the Valuation Date coincident with or next following the date on which the Participant separates from service. Any subsequent installments shall be paid as soon as administratively practicable (but in no event more than ninety (90) days) following each succeeding annual anniversary of such Valuation Date until the entire amount credited to the Stock Unit Retainer Account is distributed.

(b) Distributions To Be Made in Cash. MoneyGram shall distribute a sum in cash to each Participant, in a lump sum or installments as specified by the Participant on the Stock Unit Retainer Payment Election made pursuant to Section 7.2.

9.3. Beneficiary Designation. Each Participant who elects to participate in this Plan may file with the Corporate Secretary of MoneyGram a notice in writing, on a form provided by the Corporate Secretary, designating one or more beneficiaries to whom the distribution shall be made in the event of the Participant’s death prior to receiving the entire distribution of the balance in his or her Stock Unit Retainer Account or Voluntary Deferral Account. If no beneficiary designation is made, or in the event that a beneficiary designated by such Participant predeceases the Participant, the distribution shall be made to the Participant’s estate.

9.4. Election to Delay Distribution. The Participant may delay the time of distribution or change the form of distribution by submitting an election to the Corporate Secretary of MoneyGram in accordance with the following criteria:

(a) Such election must be submitted to and accepted by the Corporate Secretary of MoneyGram in MoneyGram’s sole discretion at least twelve (12) months prior to the date a distribution to the Participant would otherwise have been made or commenced upon separation from service; and

(b) The first distribution is delayed at least five (5) years from such date; and

(c) The election shall have no effect until at least twelve (12) months after the date on which the election is made; and

(d) The election may reduce the number of installment payments; provided that the initial installment is delayed at least five (5) years from the original date distribution would have been made upon separation from service; and

(e) Notwithstanding the foregoing, the Committee shall interpret all provisions relating to changing the distribution election under this Section 9.4 in a manner that is consistent with Section 409A of the Code and Treasury regulations and other guidance issued thereunder. Accordingly, if MoneyGram determines that an election is inconsistent with Section 409A of the Code and other applicable tax law, the election shall not be effective.

9.5. Hardship Withdrawals. Notwithstanding the foregoing provisions of this Section 9, effective January 1, 2008, a Participant who is still in service with MoneyGram but who has incurred an Unforeseeable Emergency (as defined below) shall receive a withdrawal from his or her Account in accordance with the following criteria:

(a) In the event that the Committee, upon written petition of the Participant, determines in its sole discretion that the Participant has suffered an Unforeseeable Emergency, MoneyGram shall distribute to the Participant as soon as reasonably practicable following such determination, an amount, not in excess of the value (based on the immediately preceding Valuation Date) of the Account, necessary to satisfy the emergency.

(b) Immediately upon the distribution, such Participant’s Deferral Election shall be cancelled in accordance with Section 7.3.

(c) An Unforeseeable Emergency shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

9.6. Termination and Liquidation of Plan Assets. Notwithstanding the foregoing provisions of this Section 9, each Participant’s entire unpaid remaining account balance as of May 1, 2011 shall be distributed in a lump sum payment as soon as administratively practicable (but in no event longer than 90 days) after May 1, 2011 (in accordance with Section 12).

10. Change in Control Benefit.

10.1. Effect of Change in Control. If a Change in Control occurs that also constitutes a “change in the ownership of MoneyGram,” “change in effective control of MoneyGram,” and/or a “change in the ownership of a substantial portion of MoneyGram’s assets,” each as defined under Treasury Regulation §1.409A.3(i)(5), a lump sum cash distribution shall be made to each Participant of the entire balance of his or her Account upon the Participant’s separation from service within two (2) years following such Change in Control, notwithstanding any other provision herein.

10.2 Change in Control. For purposes of this Plan, a “Change in Control” shall mean any of the following events:

(a) An acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either: (1) the then outstanding shares of Common Stock of MoneyGram (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then Outstanding Voting Securities of MoneyGram entitled to vote generally in the election of the Board (the “Outstanding Company Voting Securities”); excluding, however the following: (A) any acquisition directly from MoneyGram or any entity controlled by MoneyGram other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from MoneyGram or any entity controlled by MoneyGram, (B) any acquisition by the MoneyGram, or any entity controlled by the MoneyGram, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by MoneyGram or any entity controlled by MoneyGram or (D) any acquisition pursuant to a transaction which complies with clauses (1), (2) and (3) of Section 10.2(c); or

(b) A change in the composition of the Board such that the individuals who, as of the effective date of the Plan, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 10.2(b) that any individual, who becomes a member of the Board subsequent to the effective date of the Plan, whose election, or nomination for election by MoneyGram’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board, (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of MoneyGram (a “Corporate Transaction”) excluding, however, such a Corporate Transaction pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction (the “Prior Stockholders”) beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of Common Stock and the combined voting power of the then Outstanding Voting Securities entitled to vote generally in the election of the Board, as the case may be, of MoneyGram or other entity resulting from such Corporate Transaction (including, without limitation, a company or other entity which as a result of such transaction owns MoneyGram or all or substantially all of MoneyGram’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (other than MoneyGram or any entity controlled by MoneyGram, any employee benefit plan (or related trust) of MoneyGram or any entity controlled by MoneyGram or such company or other entity resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of Common Stock of MoneyGram or other entity resulting from such Corporate Transaction or the combined voting power of the Outstanding Voting Securities of such company or other entity entitled to vote generally in the election of members of the Board except to the extent that such ownership existed prior to the Corporate Transaction and (3) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of the company resulting from such Corporate Transaction; and further excluding any disposition of all or substantially all of the assets of MoneyGram pursuant to a spin-off, split-up or similar transaction (a “Spin-off”) if, immediately following the Spin-off, the Prior Stockholders beneficially own, directly or indirectly, more than 80% of the outstanding shares of common stock and the combined voting power of the then Outstanding Voting Securities entitled to vote generally in the election of directors of both entities resulting from such transaction, in substantially the same proportions as their ownership, immediately prior to such transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities; provided, that if another Corporate Transaction involving MoneyGram occurs in connection with or following a Spin-off, such Corporate Transaction shall be analyzed separately for purposes of determining whether a Change in Control has occurred; or

(d) The approval by the stockholders of MoneyGram of a complete liquidation or dissolution of MoneyGram.

11. Limitation on Rights of Eligible Directors and Participants. Nothing in this Plan will interfere with or limit in any way the rights of the Board or the stockholders of MoneyGram not to nominate for re-election, elect or remove an Eligible Director or Participant. Neither this Plan nor any action taken pursuant to it will constitute or be evidence of any agreement or understanding, express or implied, that MoneyGram or its Board or stockholders have retained or will retain an Eligible Director or Participant for any period of time or at any particular rate of compensation.

12. Plan Amendments, Modifications and Termination. The Committee may amend, suspend or terminate this Plan at any time. Following a termination of the Plan, Accounts shall remain in the Plan until the Participant becomes eligible for the benefits provided in Sections 9 and 10. The termination of the Plan shall not adversely affect any Participant or beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination. Notwithstanding the foregoing, to the extent permissible under Section 409A of the Code and related Treasury regulations and guidance, if there is a termination of the Plan with respect to all Participants, MoneyGram shall have the right, in its sole discretion, and notwithstanding any elections made by the Participant, to immediately pay all benefits in a lump sum following such termination of the Plan.

13. Participants are General Creditors of MoneyGram. Participants and their beneficiaries shall be general, unsecured creditors of MoneyGram with respect to any distributions to be made pursuant to this Plan and shall not have any preferred interest by way of trust, escrow, lien or otherwise in any specific assets of MoneyGram. If MoneyGram shall, in fact, elect to set aside monies or other assets to meet its obligations hereunder (there being no obligation to do so), whether in a grantor trust or otherwise, the same shall, nevertheless, be regarded as a part of the general assets of MoneyGram subject to the claims of its general creditors, and neither any Participants nor any of their beneficiaries shall have a legal, beneficial or security interest therein.

14. Miscellaneous.

14.1. Nontransferability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise (including without limitation any domestic relations order, whether or not a “qualified domestic relations order” under section 414(p) of the Code and section 206(d) of ERISA) before the Account is distributed to the Participant or beneficiary.

14.2. Governing Law. The provisions of this Plan shall be construed and interpreted according to the internal laws of the State of Minnesota without regard to its conflicts of laws principles.

14.3. Relation to Stock Incentive Plan. Benefits attributable to stock units which were paid in shares of Common Stock are subject to any applicable terms, conditions and restrictions required by the applicable MoneyGram stock incentive plan under which such shares are issued.